Exhibit 99.1

Deluxe Corporation P.O. Box 64235 St. Paul, MN 55164-0235 (651) 483-7111

NEWS RELEASE	For additional information: Ed Merritt Treasurer and VP Investor Relations (651) 787-1370

October 23, 2014

DELUXE REPORTS THIRD QUARTER 2014 FINANCIAL RESULTS
Revenue increases 3.8% over last year -- at high end of outlook
Diluted EPS $0.88; Adjusted EPS of $1.03 increases 7.3% -- exceeds high end of outlook
Declares regular quarterly dividend
Acquires Wausau Financial Systems
Improves full year revenue, adjusted EPS, and operating cash flow outlook

St. Paul, Minn. – October 23, 2014 – Deluxe Corporation (NYSE: DLX), a leader in providing small businesses and financial institutions with products and services to drive customer revenue, announced its financial results for the third quarter ended September 30, 2014. Key financial highlights include:

	Q3 2014	Q3 2013	% Change
Revenue	$413.2 million	$398.1 million	3.8%
Net Income	$44.4 million	$46.9 million	(5.3%)
Diluted EPS – GAAP	$0.88	$0.92	(4.3%)
Adjusted Diluted EPS – Non-GAAP	$1.03	$0.96	7.3%

A reconciliation between earnings per share on a GAAP basis and adjusted earnings per share on a non-GAAP basis is provided after the Forward-Looking Statements.

Revenue was at the high end of the range in the prior outlook, while adjusted diluted EPS exceeded the high end of the range in the prior outlook. The earnings results were driven by stronger operating results in each of the Company’s segments and better than expected cost reductions partially offset by a slightly higher effective tax rate.

“Our positive transformation continues as we delivered revenue and adjusted EPS growth over the prior year,” said Lee Schram, CEO of Deluxe. “Our approach to diversifying and growing top-line revenue, while at the same time aggressively managing our expense structure continues to deliver strong operating income and cash flow growth. During the quarter, we paid out our regular quarterly dividend, repurchased common stock and increased cash which was subsequently used to retire debt in October. Looking ahead, we are excited about our latest addition, Wausau Financial Systems, as we continue to execute on our services growth strategy. We expect to see revenue, operating cash flow and earnings growth continue in 2014 and 2015, increasing value for our shareholders.”

Third Quarter 2014 Highlights:

•	Revenue increased 3.8% year-over-year due to the strong performance of the Small Business Services segment which grew 7.2%.

•	Revenue from marketing solutions and other services increased 19.4% year-over-year and accounted for 24.8% of total revenue in the quarter.

•	Gross margin was 63.7% of revenue, down from 64.3% in the third quarter of 2013. The decline was primarily driven by a higher services revenue mix and higher delivery and material costs.

•
Selling, general and administrative (SG&A) expense increased 1.3% from last year primarily due to additional SG&A expense from acquisitions in the prior year and higher performance-based compensation. SG&A as a percent of revenue was well leveraged at 42.5% in the quarter and compared to 43.6% of revenue last year.

•
Operating income decreased 3.8% year-over-year and includes a non-cash asset impairment charge in the third quarter of 2014 related to various intangible assets directly associated with the Company’s decision to reduce the revenue base of its search engine marketing and optimization business in order to improve its financial performance, as well as restructuring and transaction-related costs in both periods. Adjusted operating income, which excludes these items, increased 5.8% year-over-year from higher revenue per order and continued cost reductions partially offset by higher performance-based compensation.

•
Diluted EPS decreased 4.3% year-over-year. Excluding the asset impairment charge in the third quarter of 2014 and restructuring and transaction-related costs in both periods, adjusted diluted EPS increased 7.3% year-over-year driven by stronger operating performance and lower shares outstanding, partially offset by a slightly higher effective tax rate.

Segment Highlights
Small Business Services

•
Revenue was $284.6 million and increased 7.2% year-over-year due to growth in marketing solutions and other services, growth in the Safeguard® distributor channel and the impact of previous price increases.

•
Operating income decreased 6.7% from last year to $43.2 million. Adjusted operating income, which excludes the asset impairment charge in the third quarter of 2014 and restructuring and transaction-related costs in both periods, increased 9.3% year-over-year due primarily to higher revenue and cost reductions.

Financial Services

•
Revenue was $85.7 million and decreased 0.9% year-over-year due to the secular decline in check usage, partially offset by growth in non-check services, including the results of Destination Rewards which was acquired late in the fourth quarter of 2013, as well as the impact of previous price increases.

•
Operating income was flat compared to last year at $18.8 million. Adjusted operating income, which excludes restructuring and transaction- related costs, increased 2.4% year-over-year, reflecting previous price increases and the continued benefits of cost reductions, partially offset by check usage declines.

Direct Checks

•	Revenue of $42.9 million declined 6.9% year-over-year due primarily to the secular decline in check usage.

•	Operating income increased 0.7% year-over-year as a result of cost reductions, partially offset by lower revenue.

Other Highlights

•
Cash provided by operating activities for the first nine months of 2014 was $203.3 million, an increase of $19.3 million compared to 2013, driven primarily by improved earnings, changes in working capital, and lower medical and performance-based compensation payments, partially offset by higher income tax payments.

•	The Company repurchased $8.2 million of common stock in open market transactions in the third quarter and $60.1 million year-to-date.

•
On October 21, 2014, the Board of Directors of Deluxe Corporation declared a regular quarterly dividend of $0.30 per common share on all outstanding shares of the company. The dividend will be payable on December 1, 2014 to all shareholders of record at the close of business on November 17, 2014.

Acquisition of Wausau Financial Systems
On October 22, 2014, Deluxe Corporation acquired Wausau Financial Systems in an all cash transaction for $90 million, net of cash acquired. The purchase included specific tax attributes which are expected to generate approximately $4 million of incremental cash tax savings. The company, headquartered in Mosinee, WI, provides software-based solutions for receivables management, lockbox processing, remote deposit capture and paperless in-branch solutions to a broad list of financial institutions, utilities, government agencies and telecommunications companies. The company will provide new access for Deluxe into the commercial and treasury side of financial institutions through a strong SaaS-based technology offering. The acquisition was financed through a draw on the Company’s existing credit facility and is expected to add approximately $12 million of revenue to fourth quarter 2014 results and be dilutive to EPS by approximately $0.01 per share over the same period. In 2015, Wausau Financial Systems is expected to generate approximately $80 million of revenue and be dilutive to EPS by approximately $0.04 per share on a full year basis, turning slightly accretive to earnings in the fourth quarter of 2015. This new acquisition will be reported in the Financial Services segment and its revenue will be included in Marketing Solutions and Other Services revenue.

Outlook

Fourth Quarter 2014:	Current Outlook (10/23/2014)
Revenue	$432 to $440 million
Diluted EPS – GAAP	$1.05 to $1.11
Adjusted Diluted EPS – Non-GAAP	$1.06 to $1.12

Full Year 2014:	Prior Outlook (7/24/2014)	Current Outlook (10/23/2014)
Revenue	$1.635 to $1.655 billion	$1.657 to $1.665 billion
Marketing Solutions and Other Services Revenue	$400 to $410 million	approx. $420 million
Diluted EPS – GAAP	$3.96 to $4.06	$3.86 to $3.92
Adjusted Diluted EPS – Non-GAAP	$4.04 to $4.14	$4.08 to $4.14
Operating Cash Flow	$270 to $280 million	$278 to $285 million
Capital Expenditures	approx. $40 million	approx. $40 million
Depreciation and Amortization	approx. $66 million	approx. $66 million
Effective Tax Rate	approx. 34%	approx. 34%

Full Year 2015:
Revenue	increase approx. 5% to 7%
Diluted EPS – GAAP	increase approx. 5% to 8%
Marketing Solutions & Other Services Revenue (percentage of total revenue)	approx. 30%

Earnings Call Information

•
A live conference call will be held today at 11:00 a.m. ET (10:00 a.m. CT) to review the financial results. Listeners can access the call by dialing 1-857-244-7312 (access code 71354059). A presentation also will be available via a simultaneous webcast on our investor relations website at www.deluxe.com/investor.

•	Alternatively, an audio replay of the call will be available on the investor relations website or by calling 1-617-801-6888 (access code 19165993).

About Deluxe Corporation
Deluxe is a growth engine for small businesses and financial institutions. Over four and a half million small business customers access Deluxe’s wide range of products and services including customized checks and forms, as well as web-site development and hosting, search engine marketing, search engine optimization, and logo design. For financial institutions, Deluxe offers industry-leading programs in checks, customer acquisition and loyalty, fraud prevention and profitability. Deluxe is also a leading printer of checks and accessories sold directly to consumers. For more information, visit us at www.deluxe.com, www.facebook.com/deluxecorp or www.twitter.com/deluxecorp.

Forward-Looking Statements
Statements made in this release concerning the Company’s or management’s intentions, expectations, outlook or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Factors that could produce such a variation include, but are not limited to, the following: the impact that a deterioration or prolonged softness in the economy may have on demand for the Company’s products and services; the inherent unreliability of earnings, revenue and cash flow predictions due to numerous factors, many of which are beyond the Company’s control; declining demand for the Company’s check and check-related products and services due to increasing use of alternative payment methods; intense competition in the check printing business; continued consolidation of financial institutions and/or additional bank failures, thereby reducing the number of potential customers and referral sources and increasing downward pressure on the Company’s revenue and gross profit; risks that the Small Business Services segment strategies to increase its pace of new customer acquisition and average annual sales to existing customers, while at the same time maintaining its operating margins, are delayed or unsuccessful; risks that the Company’s recent acquisitions do not produce the anticipated results or revenue synergies; risks that the Company’s cost reduction initiatives will be delayed or unsuccessful; performance shortfalls by the Company’s major suppliers, licensors or service providers; unanticipated delays, costs and expenses in the development and marketing of products and services, including web design, hosting, email marketing, logo design, search engine marketing, search engine optimization, digital printing services, fraud protection services, profitability, risk management services, and other services; the failure of such products and services to deliver the expected revenues and other financial targets; and the impact of governmental laws and regulations. The Company’s cash dividends are declared by the Board of Directors on a current basis and therefore may be subject to change. Our forward-looking statements speak only as of the time made, and we assume no obligation to publicly update any such statements. Additional information concerning these and other factors that could cause actual results and events to differ materially from the Company’s current expectations are contained in the Company’s Form 10-K for the year ended December 31, 2013.

Diluted EPS Reconciliation
The table below is provided to assist in understanding the comparability of the Company’s results of operations for the quarters ended September 30, 2014 and 2013. The Company’s management believes that adjusted earnings per share (EPS) is a useful financial measure because certain items during 2014 and 2013 (asset impairment charge, restructuring and transaction-related costs) impact the comparability of reported net income. The presentation below is not intended as an alternative to results reported in accordance with generally accepted accounting principles (GAAP) in the United States of America. Instead, the Company believes that this information is a useful financial measure to be considered in addition to GAAP performance measures.

Adjusted EPS reconciles to reported EPS as follows:

	Actual
	Q3 2014	Q3 2013
Adjusted Diluted EPS	$1.03	$0.96
Asset impairment charge	(0.09)	—
Restructuring-related costs	(0.06)	(0.04)
Reported Diluted EPS	$0.88	$0.92

	Outlook
	Q4 2014	Full Year 2014
Adjusted Diluted EPS	$1.06 to $1.12	$4.08 to $4.14
Asset impairment charge	—	(0.09)
Restructuring-related costs	(0.01)	(0.12)
Transaction-related costs	—	(0.01)
Reported Diluted EPS	$1.05 to $1.11	$3.86 to $3.92

DELUXE CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(Dollars and shares in millions, except per share amounts)
(Unaudited)

	Quarter Ended September 30,
	2014		2013
Product revenue	$350.6		$342.2
Service revenue	62.6		55.9
Total revenue	413.2		398.1
Cost of products	(125.9)	(30.5%)	(116.7)	(29.3%)
Cost of services	(24.2)	(5.9%)	(25.5)	(6.4%)
Total cost of revenue	(150.1)	(36.3%)	(142.2)	(35.7%)
Gross profit	263.1	63.7%	255.9	64.3%

Selling, general and administrative expense	(175.7)	(42.5%)	(173.4)	(43.6%)
Net restructuring charges	(4.2)	(1.0%)	(2.8)	(0.7%)
Asset impairment charge	(6.5)	(1.6%)	—	—
Operating income	76.7	18.6%	79.7	20.0%

Interest expense	(9.6)	(2.3%)	(9.7)	(2.4%)
Other income	0.4	0.1%	0.6	0.2%
Income before income taxes	67.5	16.3%	70.6	17.7%

Income tax provision	(23.1)	(5.6%)	(23.7)	(6.0%)
Net income	$44.4	10.7%	$46.9	11.8%

Weighted average dilutive shares outstanding	50.0		50.9

Diluted earnings per share	$0.88		$0.92

Capital expenditures	$9.8		$10.2
Depreciation and amortization expense	15.9		16.3
Number of employees-end of period	5,355		5,414

Non-GAAP financial measure - EBITDA(1)	$93.0		$96.6
Non-GAAP financial measure - Adjusted EBITDA(1)	104.0		99.8

(1) Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles (GAAP) in the United States of America. We disclose EBITDA and Adjusted EBITDA because we believe they are useful in evaluating our operating performance compared to that of other companies in our industry, as the calculation eliminates the effects of long-term financing (i.e., interest expense), income taxes, the accounting effects of capital investments (i.e., depreciation and amortization) and in the case of Adjusted EBITDA, certain items (i.e., restructuring and transaction-related costs and asset impairment charges) which may vary for companies for reasons unrelated to overall operating performance. In our case, depreciation and amortization of intangibles and interest expense in the current year and in previous years have been impacted by acquisitions. Certain transactions in 2014 and 2013 also impacted the comparability of reported net income. We believe that measures of operating performance which exclude these impacts are helpful in analyzing our results. We also believe that an increasing EBITDA and Adjusted EBITDA depict increased ability to attract financing and an increase in the value of our business. We do not consider EBITDA and Adjusted EBITDA to be measures of cash flow, as they do not consider certain cash requirements such as interest, income taxes or debt service payments. We do not consider EBITDA or Adjusted EBITDA to be substitutes for operating income or net income. Instead, we believe that EBITDA and Adjusted EBITDA are useful performance measures which should be considered in addition to GAAP performance measures. EBITDA and Adjusted EBITDA are derived from net income as follows:

	Quarter Ended September 30,
	2014	2013
Adjusted EBITDA	$104.0	$99.8
Restructuring-related costs	(4.3)	(3.1)
Transaction-related costs	(0.2)	(0.1)
Asset impairment charge	(6.5)	—
EBITDA	93.0	96.6
Income tax provision	(23.1)	(23.7)
Interest expense	(9.6)	(9.7)
Depreciation and amortization expense	(15.9)	(16.3)
Net income	$44.4	$46.9

DELUXE CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(Dollars and shares in millions, except per share amounts)
(Unaudited)

	Nine Months Ended September 30,
	2014		2013
Product revenue	$1,040.8		$1,014.9
Service revenue	184.8		152.2
Total revenue	1,225.6		1,167.1
Cost of products	(363.9)	(29.7%)	(340.5)	(29.2%)
Cost of services	(77.1)	(6.3%)	(68.6)	(5.9%)
Total cost of revenue	(441.0)	(36.0%)	(409.1)	(35.1%)
Gross profit	784.6	64.0%	758.0	64.9%

Selling, general and administrative expense	(527.1)	(43.0%)	(513.0)	(44.0%)
Net restructuring charges	(8.5)	(0.7%)	(5.1)	(0.4%)
Asset impairment charge	(6.5)	(0.5%)	—	—
Operating income	242.5	19.8%	239.9	20.6%

Interest expense	(28.7)	(2.3%)	(28.7)	(2.5%)
Other income	0.8	0.1%	1.1	0.1%
Income before income taxes	214.6	17.5%	212.3	18.2%

Income tax provision	(72.8)	(5.9%)	(71.4)	(6.1%)
Net income	$141.8	11.6%	$140.9	12.1%

Weighted average dilutive shares outstanding	50.3		51.0

Diluted earnings per share	$2.80		$2.75

Capital expenditures	$29.6		$26.8
Depreciation and amortization expense	48.5		48.3
Number of employees-end of period	5,355		5,414

Non-GAAP financial measure - EBITDA(1)	$291.8		$289.3
Non-GAAP financial measure - Adjusted EBITDA(1)	307.9		295.7

(1) See the discussion of EBITDA and Adjusted EBITDA on the previous page. EBITDA and Adjusted EBITDA are derived from net income as follows:

	Nine Months Ended September 30,
	2014	2013
Adjusted EBITDA	$307.9	$295.7
Restructuring-related costs	(8.8)	(5.6)
Transaction-related costs	(0.5)	(0.8)
Asset impairment charge	(6.8)	—
EBITDA	291.8	289.3
Income tax provision	(72.8)	(71.4)
Interest expense	(28.7)	(28.7)
Depreciation and amortization expense	(48.5)	(48.3)
Net income	$141.8	$140.9

DELUXE CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(In millions)
(Unaudited)

	September 30, 2014	December 31, 2013	September 30, 2013
Cash and cash equivalents	$188.0	$121.1	$100.0
Other current assets	207.0	198.2	177.9
Property, plant & equipment-net	94.5	101.3	101.6
Intangibles-net	147.2	153.6	155.2
Goodwill	822.9	822.8	809.8
Other non-current assets	211.9	172.5	165.2
Total assets	$1,671.5	$1,569.5	$1,509.7

Current portion of long-term debt	$254.3	$255.6	$0.5
Other current liabilities	251.4	234.4	217.1
Long-term debt	390.3	385.1	643.1
Deferred income taxes	83.9	82.8	79.0
Other non-current liabilities	87.4	61.1	49.7
Shareholders' equity	604.2	550.5	520.3
Total liabilities and shareholders' equity	$1,671.5	$1,569.5	$1,509.7

Shares outstanding	49.7	50.3	50.5

DELUXE CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Nine Months Ended September 30,
	2014	2013
Cash provided (used) by:
Operating activities:
Net income	$141.8	$140.9
Depreciation and amortization of intangibles	48.5	48.3
Asset impairment charge	6.5	—
Contract acquisition payments	(9.8)	(10.6)
Other	16.3	5.4
Total operating activities	203.3	184.0
Investing activities:
Purchases of capital assets	(29.6)	(26.8)
Payments for acquisitions	(12.1)	(48.1)
Proceeds from company-owned life insurance policies	0.9	4.6
Other	0.4	1.4
Total investing activities	(40.4)	(68.9)
Financing activities:
Net change in debt	(0.9)	(1.5)
Dividends	(42.6)	(38.0)
Share repurchases	(60.1)	(33.8)
Shares issued under employee plans	8.8	12.9
Other	1.4	1.1
Total financing activities	(93.4)	(59.3)
Effect of exchange rate change on cash	(2.6)	(1.2)
Net change in cash and cash equivalents	66.9	54.6
Cash and cash equivalents: Beginning of period	121.1	45.4
Cash and cash equivalents: End of period	$188.0	$100.0

DELUXE CORPORATION
SEGMENT INFORMATION
(In millions)
(Unaudited)

	Quarter Ended September 30,
	2014	2013
Revenue:
Small Business Services	$284.6	$265.5
Financial Services	85.7	86.5
Direct Checks	42.9	46.1
Total	$413.2	$398.1

Operating income: (1)
Small Business Services	$43.2	$46.3
Financial Services	18.8	18.8
Direct Checks	14.7	14.6
Total	$76.7	$79.7

Operating margin: (1)
Small Business Services	15.2%	17.4%
Financial Services	21.9%	21.7%
Direct Checks	34.3%	31.7%
Total	18.6%	20.0%

	Nine Months Ended September 30,
	2014	2013
Revenue:
Small Business Services	$828.3	$765.6
Financial Services	263.3	256.7
Direct Checks	134.0	144.8
Total	$1,225.6	$1,167.1

Operating income: (1)
Small Business Services	$135.6	$131.1
Financial Services	62.8	63.3
Direct Checks	44.1	45.5
Total	$242.5	$239.9

Operating margin: (1)
Small Business Services	16.4%	17.1%
Financial Services	23.9%	24.7%
Direct Checks	32.9%	31.4%
Total	19.8%	20.6%

The segment information reported here was calculated utilizing the methodology outlined in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2013.

(1) Operating income includes the following asset impairment charge, restructuring and transaction-related costs:

	Quarter Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Small Business Services	$8.7	$1.2	$12.2	$3.1
Financial Services	2.3	1.8	3.3	2.7
Direct Checks	—	0.2	0.3	0.6
Total	$11.0	$3.2	$15.8	$6.4

The table below is provided to assist in understanding the comparability of the Company’s results of operations for the quarters and nine months ended September 30, 2014 and 2013. The Company’s management believes that operating income by segment, excluding asset impairment charge, restructuring and transaction-related costs, is a useful financial measure because these items impacted the comparability of reported operating income during 2014 and 2013. The presentation below is not intended as an alternative to results reported in accordance with generally accepted accounting principles (GAAP) in the United States of America. Instead, the Company believes that this information is a useful financial measure to be considered in addition to GAAP performance measures.

DELUXE CORPORATION
SEGMENT OPERATING INCOME
EXCLUDING ASSET IMPAIRMENT CHARGE, RESTRUCTURING AND TRANSACTION-RELATED COSTS
(In millions)
(Unaudited)

	Quarter Ended September 30,
	2014	2013
Adjusted operating income: (1)
Small Business Services	$51.9	$47.5
Financial Services	21.1	20.6
Direct Checks	14.7	14.8
Total	$87.7	$82.9

Adjusted operating margin: (1)
Small Business Services	18.2%	17.9%
Financial Services	24.6%	23.8%
Direct Checks	34.3%	32.1%
Total	21.2%	20.8%

	Nine Months Ended September 30,
	2014	2013
Adjusted operating income: (1)
Small Business Services	$147.8	$134.2
Financial Services	66.1	66.0
Direct Checks	44.4	46.1
Total	$258.3	$246.3

Adjusted operating margin: (1)
Small Business Services	17.8%	17.5%
Financial Services	25.1%	25.7%
Direct Checks	33.1%	31.8%
Total	21.1%	21.1%

(1) Operating income excluding asset impairment charge, restructuring and transaction-related costs reconciles to reported operating income as follows:

	Quarter Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Adjusted operating income	$87.7	$82.9	$258.3	$246.3

Asset impairment charge, restructuring and transaction-related costs:
Small Business Services	(8.7)	(1.2)	(12.2)	(3.1)
Financial Services	(2.3)	(1.8)	(3.3)	(2.7)
Direct Checks	—	(0.2)	(0.3)	(0.6)
Total	(11.0)	(3.2)	(15.8)	(6.4)

Reported operating income	$76.7	$79.7	$242.5	$239.9

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